Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENDO HEALTH SOLUTIONS INC.

FIRST: The name of the corporation is Endo Health Solutions Inc.

SECOND: The address of its registered office in Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value.

FIFTH: In addition to the powers conferred under the General Corporation Law, the board of directors shall have power to adopt, amend, or repeal the by-laws of the corporation.

SIXTH: Subject to any contrary provision of the General Corporation Law, the books of the corporation may be kept at such place or places, within or without the State of Delaware as may be designated from time to time by the board of directors or in the by-laws of the corporation.

SEVENTH: The election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.

NINTH: No director shall have any personal liability to the corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. This Article shall not eliminate or limit the liability of such director for any act or omission occurring prior to the date when this Article becomes effective.